Exhibit 10.1

Executive Transition Agreement

This EXECUTIVE TRANSITION AGREEMENT (“Agreement”) is entered into as of the 19th day of March, 2013 by Kevin DeSanctis and Michael C. Garrity (collectively, the “Executives”) and REVEL AC, Inc., a Delaware corporation, REVEL AC, LLC, a Delaware limited liability company, REVEL Entertainment Group, LLC, a New Jersey limited liability company, REVEL Atlantic City LLC, a New Jersey limited liability company and NB Acquisition, LLC, a New Jersey limited liability company (collectively, the “Filing Entities” or the “Company”).

WHEREAS, Kevin DeSanctis (“DeSanctis”) is an employee of the Company pursuant to an Employment Agreement (the “DeSanctis Employment Agreement”) entered into as of the 17th day of February, 2011 by and between him and the Filing Entities, pursuant to which, among other things, DeSanctis serves as an employee of the Filing Entities, a member of the Board of Directors of REVEL AC, Inc., and Chief Executive Officer of some or all of the Filing Entities;

WHEREAS, Michael C. Garrity (“Garrity”) is an employee of the Company pursuant to an Employment Agreement (the “Garrity Employment Agreement”) entered into as of the 13th day of May, 2011 by and between him and the Filing Entities, pursuant to which, among other things, Garrity serves as an employee of the Filing Entities, a member of the Board of Directors of REVEL AC, Inc., and Chief Investment Officer of some or all of the Filing Entities;

WHEREAS, the Filing Entities intend to file a voluntary petition for relief under chapter 11 (“Chapter 11”) of title 11 of the United States Code (the “Bankruptcy Code”) in order to effectuate a pre-packaged Chapter 11 plan of reorganization (as such plan may be amended or modified, the “Plan”);

WHEREAS, the Filing Entities requests certain development and consulting services from the Executives for designated tasks and projects, as set forth below;

WHEREAS, the Executives and the Filing Entities have discussed these matters, together with the DeSanctis Employment Agreement and the Garrity Employment Agreement (collectively, the “Employment Agreements”) and the Filing Entities’ anticipated bankruptcy filing, and have reached certain agreements, as set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Resignation and Transition. In connection with the arrangements set forth in this Agreement, and the Executives’ election to enter into this Agreement, each of the Executives shall resign from the Filing Entities (such resignation shall be from all positions, whether as Board or committee member, employee, officer, executive, or otherwise), with such resignations to be effective as of the later of the following two dates (such later date, the “Resignation Date”): (a) the date that provisional (or appropriate) regulatory approval is obtained for the appointment of a replacement Chief Executive Officer for the Filing Entities or (b) the date the Filing Entities commence the solicitation of acceptances or rejections on the Plan. Notwithstanding anything herein to the contrary, despite the occurrence of the Resignation Date, the Executives will remain in their current positions with Revel Group, LLC and Revel Development Group LLC; specifically, Chief Executive Officer, with respect to DeSanctis, and Chief Investment Officer, with respect to Garrity. Upon the occurrence of the Resignation Date, the Filing Entities shall obtain replacement personnel to fill the roles previously performed by the Executives.

2. Development and Consulting Arrangement. Upon the occurrence of the Resignation Date, the Company shall be deemed to engage the Executives, and the Executives agree to be engaged, in accordance with the terms and conditions contained herein (the “Development and Consulting Arrangement”). The Executives shall provide full-time development services to the Company from the Resignation Date through and including May 31, 2013 (such time period, the “Development Phase”); provided, however, that notwithstanding the foregoing, during the Development Phase the Company may in writing allow or direct that one or both of the Executives reduce the amount of time he/they provide(s) services to the Company to the extent that the Company does not require the full-time services of such Executive(s). From June 1, 2013 until the six (6) month anniversary of the Resignation Date (such time period, “Consulting Phase”), the Executives shall provide part-time consulting services to the Company, of up to 19.9% of each Executive’s time. The Executives shall not receive compensation for the Development and Consulting Arrangement except as set forth in the section of this Agreement labeled “Payment”.

3. Required Tasks. The development and consulting services to be provided by the Executives during both the Development Phase and the Consulting Phase shall include (i) assisting the Company with operational and strategic business analysis and input, (ii) assisting the Company in connection with ministerial matters related to the Chapter 11 process which shall exclude, for the avoidance of doubt, matters related to the administration of the Filing Entities’ bankruptcy estates, and (iii) assisting the Company with on-line gaming and sportsbook negotiation and implementation, all at the request of the Company. In addition, the Executive shall have primary responsibility for assisting the Company with the following tasks (collectively, the “Required Tasks”):

(a) substantial completion of currently-planned High Limit Slot Area/Players Lounge by May 31, 2013;

(b) substantial completion of currently-planned HQ Day club by May 31, 2013;

(c) substantial completion of the 3-meals per day restaurant by May 31, 2013; and

(d) substantial completion of the Noodle Bar, additional Player’s Club location and wayfinding and merchandizing signage by May 31, 2013.

4. Payment.

(a) If the Executives have substantially performed their services required hereunder during the Development Phase, then, at the end of the Development Phase, the Company shall promptly pay the Executives $5,355,000 (the “Initial Payment”).

(b) Promptly upon the conclusion of the Consulting Phase if the Executives have substantially performed their services required hereunder during the Consulting Phase, the Company shall make an additional payment to the Executives, which payment shall be in an amount equal to the following: (i) 33.33% of the Additional Payment, as defined below, for each of the Required Tasks listed in clauses (a) and (b) of paragraph 3 hereof that is achieved, plus (ii) 16.67% of the Additional Payment for each of the Required Tasks listed in clauses (c) and (d) of paragraph 3 hereof that is achieved. As used herein, the term “Additional Payment” means $1,785,000.

(c) The Initial Payment and the Additional Payment (collectively, the “Payments”) shall be divided between the Executives as follows: DeSanctis shall receive 58.823% and Garrity shall receive 41.117%.

5. Board Determination. The new Board shall, reasonably and in good faith, make a determination promptly after the expiration of the Consulting Phase as to whether the Required Tasks have been achieved and shall promptly communicate such determination to the Executives in writing. To the extent the Executives dispute the Board’s determination, such dispute shall be resolved by arbitration paid for equally by the Executives and the Company.

6. Expenses/Benefits. The Company shall provide the Executives with reimbursement for any reasonable out-of-pocket expenses incurred in furtherance of their duties hereunder, subject to Company policies and appropriate documentation. In addition, the Company shall provide the Executives with the benefits set forth in Section 4.4(b)(ii) of the Employment Agreements to the same extent as if the Executives’ employment had they been terminated with Good Reason (as such term is used in the Employment Agreements) and the Company shall abide by the provisions of section 8 of the Employment Agreements, subject to paragraph 8 hereof, as if fully set forth herein, with respect to Payments made, or benefits provided, to the Executives under this Agreement. For the avoidance of any doubt, section 8 of the Employment Agreements, subject to paragraph 8 hereof, shall be and hereby is incorporated herein by reference; provided, however, it shall apply to the Payments made and benefits provided pursuant to this Agreement.

7. Company Termination. The Company may terminate the Executives’ obligation to provide services hereunder for (i) any of the Required Tasks or (ii) the Development Phase or the Consulting Phase; provided, however, that if the Executives had been performing the obligations hereunder prior to the date of such termination, the Executives shall be entitled to receive the applicable Payment(s) due hereunder as if such Required Task(s) has/have been completed and/or as if such Development Phase or Consulting Phase has expired.

8. Acknowledgments. The Executives hereby acknowledge and agree that: (i) their respective rights to severance under the Employment Agreements are hereby modified such that the Executives shall have no entitlement to severance under the Employment Agreements or otherwise; (ii) any reference in the Employment Agreements to equity and equity-based compensation and cash adjustment plan, share adjustment plan and stock election shall be deemed deleted; (iii) they shall not be entitled to relocation benefits under the Employment Agreements; (iv) any right they may have in the Employment Agreements to not be subject to the non-compete provisions contained in section 6.1 thereof in exchange for releasing their rights to severance shall be deemed deleted; (v) the provisions in the Employment Agreements requiring the Company to make one or more Gross-Up Payments (as such term is defined in the Employment Agreements) shall be deemed deleted if and only if the Company obtains approval of the United States Bankruptcy Court or such other court of competent jurisdiction (the “Court”), to the extent needed, for the private company exemption under Section 280G(b)(5) of the Internal Revenue Code and related guidance which approval the Company shall seek, and the Executives, to the extent necessary, shall execute waivers in accordance with Section 280G; (vi) they shall not solicit employees of the Company for employment for one (1) year after the Resignation Date and (vii) they shall not solicit existing customers in the Atlantic City area for one (1) year after the Resignation Date.

9. Non-Disparagement. The Executives shall refrain from making any derogatory, disparaging or false statements with respect to the Company or any of its shareholders, controlling persons, officers, directors, executives, advisors, customers, or other related or affiliated parties. The Company shall instruct, and use its reasonable efforts so that, its shareholders, controlling persons, officers, directors, executives and advisors to refrain from making derogatory, disparaging or false statements with respect to the Executives.

10. Releases.

(a) Upon Court approval of this agreement, in consideration of the promises of the Filing Entities set forth in this Agreement, and strictly conditioned thereupon, each of the Executives, and their successors-in-interest and assigns, does hereby forever, fully, and completely release, acquit and discharge each of the Filing Entities and its/their successors and assigns of and from all, and all manner of, claims, actions, and causes of action, suits, debts, obligations, promises, expenses, bills, liens, liabilities, dues, accounts, bonds, covenants, contracts, agreements, costs, judgments, claims and demands whatsoever, in law or in equity, or otherwise, whether known or unknown, accrued or unaccrued, which one or more of the Executives, ever had, now has, or can, shall or may in the future have against any of the Filing Entities and its/their successors and assigns. The release set forth in this paragraph specifically excludes (a) the obligations of the Filing Entities under this Agreement and (b) any obligation of any of the Filing Entities to provide indemnification to one or more of the Executives under any agreement or applicable law.

(b) Upon Court approval of this agreement, in consideration of the promises of the Executives set forth in this Agreement, and strictly conditioned thereupon, each of the Filing Entities and its successors-in-interest and assigns, does hereby forever, fully, and completely release, acquit and discharge each of the Executives and his/their successors and assigns of and from all, and all manner of, claims, actions, and causes of action, suits, debts, obligations, promises, expenses, bills, liens, liabilities, dues, accounts, bonds, covenants, contracts, agreements, costs, judgments, claims and demands whatsoever, in law or in equity, or otherwise, whether known or unknown, accrued or unaccrued, which any of the Filing Entities ever had, now has, or can, shall or may in the future have against one or both of the Executives and/or his/their successors and assigns. The release set forth in this paragraph specifically (a) excludes the obligations of the Executives under this Agreement and (b) any claims or causes of action based upon fraud, willful misconduct or obligations for money borrowed or advanced.

11. Communications. The Company and the Executives shall agree upon a communications strategy, which shall include mutually-agreed public announcements and be designed to maximize value for all parties and allow for a constructive transition, with respect to this Agreement and the departure of the Executives from the Company.

12. Chapter 11 Proceedings. The Restructuring Support Agreement dated as of February 19, 2013 (as it may be amended, supplemented or modified from time to time, the “RSA”) between and among the Company, the 2012 Credit Agreement Consenting Lenders, the Term Loan Credit Agreement Consenting Lenders, the Consenting Noteholders and the Administrative Agent (as such terms are defined in the RSA) shall be amended, subject to certain terms and conditions, to include a provision whereby the Consenting Debtholders (as such term is defined in the RSA) agree to support the Company’s assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code. This Agreement shall be appended to the Plan as an exhibit and the Plan shall provide that this Agreement shall be deemed assumed, pursuant to Section 365 of the Bankruptcy Code, as of the effective date of the Plan; provided, however, that at the Executives’ election, the Company shall promptly seek Court approval of the assumption of this Agreement pursuant to Section 365. The Company shall disclose the existence and shall describe this Agreement in all relevant pleadings in the Company’s Chapter 11 case and in other relevant legal, regulatory and similar submissions as an integral part of the Company’s Plan. If assumption and/or approval of this Agreement is denied, then the Executives shall be permitted to rescind this Agreement, by written notice to the Company within five (5) days after either such denial; provided, however, that for the avoidance of doubt, in no event shall the Executives be reemployed by or reinstated with the Company in the event of rescission. In the event that the Executives rescind the Agreement, this Agreement, including without limitation the releases contained in paragraph 10 hereof, shall be null and void; provided, however, that notwithstanding such rescission, (a) the Executives shall be deemed to have resigned on the date of such rescission for Good Reason within the meaning of their Employment Agreements; (b) the Employment Agreements shall be rejected; and (c) the Executives shall be subject to the cap on severance payments set forth in Section 502(b)(7) of the Bankruptcy Code.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without recourse to choice of law provisions.

14. Jurisdiction. The parties hereby irrevocably consent to the jurisdiction of the federal and state courts located in the State of New Jersey for any matter that is not otherwise expressly subject to arbitration hereunder; provided however, that upon the Company’s filing for bankruptcy, the parties hereto shall be subject to bankruptcy court jurisdiction to the extent not otherwise expressly subject to arbitration hereunder.

15. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that the notice of change of address shall be deemed given only when received):

If to the Company, to:

Revel Entertainment Group, LLC

500 Boardwalk

Atlantic City, NJ 08401

Attention: Mary Helen Medina, General Counsel

(609) 568-9308 (fax)

With a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Marc Kieselstein, Esq. and Nicole Greenblatt, Esq.

(212) 446-4900 (fax)

If to the Executives, to:

Kevin DeSanctis

Michael C. Garrity

c/o Mark Minuti, Esq.

Saul Ewing LLP

222 Delaware Avenue, Suite 1200

P.O. Box 1266

Wilmington, DE 19899

mminuti@saul.com

(302) 421-5873 (fax)

With a copy to:

Mark Minuti, Esq.

Saul Ewing LLP

222 Delaware Avenue, Suite 1200

P.O. Box 1266

Wilmington, DE 19899

mminuti@saul.com

(302) 421-5873 (fax)

or to such other names or addresses as the Company or the Executives, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

16. Agreement; Amendment and Assignment. This Agreement shall amend, restate, supercede and replace that certain Executive Transition Agreement dated March 13, 2013 and cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the Executives and the Company. Neither of the Executives may assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of merger, consolidation, or reorganization.

17. Severability. If any provision of this Agreement is adjudicated to be invalid or unenforceable in any jurisdiction, and absent written election of the Executives otherwise, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect with the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

18. Construction. This Agreement is the result of negotiations and reflects an arms’ length bargain between and among sophisticated parties, each represented by counsel. The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that ambiguities are to be resolved in his or her favor.

19. Acknowledgments. Executives acknowledge that Executives (i) Executives have the full right, authority and capacity to enter into this Agreement and perform Consultant’s obligations hereunder, and (ii) Executives are not bound by any agreement that conflicts with or prevents or restricts the full performance by Executives of its duties and obligations to the Company hereunder.

20. Taxes. The Executives shall be responsible for the payment of their portion of any and all required federal, state, local and foreign taxes (including self-employment taxes) incurred, or to be incurred, in connection with any amounts payable to the Executives under this Agreement.

21. Beneficiaries/References. Each Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under or pursuant to this Agreement following the Executive’s death by giving the Company written notice thereof and otherwise to the Executive’s estate. In the event of an Executive’s death or a judicial determination of an Executive’s incompetence, reference in this Agreement to such Executive shall be deemed, where appropriate, to refer to such Executive’s beneficiary, estate or other legal representative.

22. Execution of Agreement. This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

/s/ Kevin G. DeSanctis	/s/ Michael C. Garrity
Kevin G. DeSanctis	Michael C. Garrity

REVEL AC, INC.			REVEL AC, LLC

By:	/s/ Dennis E. Stogsdill		By:	/s/ Dennis E. Stogsdill
	Name:	Dennis E. Stogsdill		Name:	Dennis E. Stogsdill
	Title:	Chief Restructuring Officer		Title:	Chief Restructuring Officer

REVEL ENTERTAINMENT GROUP, LLC			REVEL ATLANTIC CITY, LLC

By:	/s/ Dennis E. Stogsdill		By:	/s/ Dennis E. Stogsdill
	Name:	Dennis E. Stogsdill		Name:	Dennis E. Stogsdill
	Title:	Chief Restructuring Officer		Title:	Chief Restructuring Officer

NB ACQUISITION, LLC

By:	/s/ Dennis E. Stogsdill
	Name:	Dennis E. Stogsdill
	Title:	Chief Restructuring Officer